MAXIM SERIES FUND, INC.

8515 EAST ORCHARD ROAD

GREENWOOD VILLAGE, COLORADO 80111

December 28, 2010

Maxim Series Fund, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Re:	Class L Shares

Ladies and Gentlemen:

This opinion is furnished in connection with the registration of Class L shares of the series of the Fund identified in Appendix A, attached hereto and incorporated herein (the “Maxim Portfolios”), as part of Post-Effective Amendment No. 108 to the Registration Statement (“PEA 108”) for Maxim Series Fund, Inc. (the “Fund”). PEA 108 relates to, among other matters, the registration under the Securities Act of 1933, as amended (the “1933 Act”), of Class L shares of the Maxim Portfolios, each of which is a series of the Fund. Class L shares include a 12b-1 fee.

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Incorporation and By-Laws of the Fund, each as amended to date; Articles Supplementary of the Fund establishing the new share class; the resolutions adopted by the Board of Directors of the Fund relating to the authorization and issuance of the new share class for the Maxim Portfolios, the Registration Statement and any amendments or supplements thereto; PEA 108; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, I am of the opinion that the Class L shares of the Maxim Portfolios to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, and the Fund’s Articles and By-Laws, subject to compliance with the 1933 Act, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne
Chief Legal Counsel & Chief Compliance Officer

Appendix A

Maxim Lifetime 2015 Portfolio I

Maxim Lifetime 2015 Portfolio II

Maxim Lifetime 2015 Portfolio III

Maxim Lifetime 2025 Portfolio I

Maxim Lifetime 2025 Portfolio II

Maxim Lifetime 2025 Portfolio III

Maxim Lifetime 2035 Portfolio I

Maxim Lifetime 2035 Portfolio II

Maxim Lifetime 2035 Portfolio III

Maxim Lifetime 2045 Portfolio I

Maxim Lifetime 2045 Portfolio II

Maxim Lifetime 2045 Portfolio III

Maxim Lifetime 2055 Portfolio I

Maxim Lifetime 2055 Portfolio II

Maxim Lifetime 2055 Portfolio III

Maxim SecureFoundationSM Balanced Portfolio

Maxim SecureFoundationSM Lifetime 2015 Portfolio

Maxim SecureFoundationSM Lifetime 2025 Portfolio

Maxim SecureFoundationSM Lifetime 2035 Portfolio

Maxim SecureFoundationSM Lifetime 2045 Portfolio

Maxim SecureFoundationSM Lifetime 2055 Portfolio